                                                                     EXHIBIT 2.2

                           IRREVOCABLE PROXY, VOTING
                                      AND
                               OPTION AGREEMENT

     THIS IRREVOCABLE PROXY, VOTING AND OPTION AGREEMENT (this "Agreement"), dated as of January 23, 2000, is entered into by and between Virata Corporation, a Delaware corporation ("Parent"), and VC Acquisition, Inc., a California corporation and wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and David Y. Wong, a resident of the State of California ("Shareholder"), on the other hand.

                                   RECITALS

     WHEREAS, concurrently herewith, Parent, Acquisition, and D2 Technologies, Inc., a California corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the "Merger Agreement"), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the "Merger") (initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

     WHEREAS, Shareholder Beneficially Owns (as defined herein) Three Million Nine Hundred Seventy-Five Thousand (3,975,000) Shares (the "Shareholder Shares");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Shareholder agree, and Shareholder has agreed, to enter into this Agreement;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Voting Agreement.  Shareholder hereby agrees with Parent and
          ----------------
Acquisition that, at any meeting of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, Shareholder shall vote the Shareholder Shares Beneficially Owned by Shareholder as of the date of such meeting or written consent, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement (including the agreements referred to therein) and any actions required in furtherance of the transactions contemplated by the Merger Agreement (or any such other agreement); (ii) against any action or agreement that would result in a breach in any respect of any representation, warranty, agreement or covenant or any other obligation or agreement of the Company under the Merger Agreement (including the agreements referred to therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against: (A) any Third Party Acquisition (as defined below), (B) any change in a majority of the individuals who, as of the date hereof, constitute the

Board of Directors of the Company (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and any Third Party (as defined below), (D) a sale, lease, transfer or disposition of any assets of the Company's business outside the ordinary course of business, or any assets which are material to its business whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the Company, (E) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement (including the agreements referred to therein), or any of the transactions contemplated by this Agreement. Shareholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

     For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act"), other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include ten percent (10%) or more) of the assets of the Company, other than the sale of its products in the ordinary course of business and consistent with past practices; (iii) the acquisition by a Third Party of ten percent (10%) or more of the outstanding Shareholder Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of more than ten percent (10%) of the outstanding Shareholder Shares; or (vi) the acquisition (or any group of acquisitions) by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any entity (or entities) or business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company, respectively.

     For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean Shareholder's having such ownership, control or power to direct the voting or investment with respect to, or otherwise enabling Shareholder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by Shareholder shall include securities Beneficially Owned by all other persons with whom Shareholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

     2.   Irrevocable Proxy.
          -----------------

          (a) Shareholder hereby constitutes and appoints Acquisition, which shall act by and through Charles Cotton and Andrew M. Vought (each, a "Proxy Holder"), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's shareholders called for purposes of considering whether to approve the Merger Agreement (including the agreements referred to therein), the Merger or any of the other transactions contemplated by the Merger Agreement (or any such other agreements), or any Third Party Acquisition, or to execute a written consent of shareholders in lieu of any such meeting, all Shareholder Shares Beneficially Owned by Shareholder as of the date of such meeting or written consent in favor of the approval of the Merger Agreement (including the agreements referred to therein), the Merger and the other transactions contemplated by the Merger Agreement (or any such other agreements), with such modifications to the Merger Agreement (or any such other agreements) as the parties thereto may make, or against a Third Party Acquisition, as the case may be.

          (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Shareholder. Shareholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Shareholder.

          (c) If Shareholder fails for any reason to vote his or her Shareholder Shares in accordance with the requirements of Section 1 hereof, then the Proxy Holder shall have the right to vote the Shareholder Shares at any meeting of the Company's shareholders and in any action by written consent of the Company's shareholders in accordance with the provisions of this Section 2. The vote of a Proxy Holder shall control in any conflict between a vote of such Shareholder Shares by a Proxy Holder and a vote by Shareholder of such Shareholder Shares.

     3.   Option.
          ------

          (a) Shareholder hereby grants to Parent and Acquisition an exclusive and irrevocable option (the "Option") to purchase all (and not less than all) of the Shareholder Shares (including any Shareholder Shares acquired after the date hereof) at a price per share equal to $14.05, subject to adjustment as provided in Subsection 3(d) below (the "Exercise Price").

          (b) The Option may be exercised by Parent or Acquisition, in whole, but not in part, and only in the event that Parent has become entitled to liquidated damages set forth in Section 6.3 of the Merger Agreement and the conditions precedent set forth below have been satisfied. The Option shall terminate in its entirety on the earlier (i) of the Effective Time or (ii) the tenth (10th) day following the termination of the Merger Agreement (the "Option Termination Date") if the Option did not become exercisable, or if, despite becoming exercisable, it is not exercised by Parent or Acquisition, prior to the Option Termination Date. Notwithstanding the foraging, the Option may not be exercised even if Parent has become entitled to the liquidated damages as set forth in Section 6.3 of the Merger Agreement, unless Parent or Acquisition, concurrently with the exercise of this Option and prior to the Option Expiration Date, also exercises in full the option to purchase all of the shares of Company Common Stock beneficially owned by David M. Lindsay (the "Other Option Shares"), pursuant to an option agreement of even date herewith entered into by such Shareholder (the "Other Shareholder") with Parent and Acquisition (the "Other Option").

          (c) Shareholder shall not, prior to the Option Expiration Date, take or refrain from taking any action that would have the effect of preventing or disabling Shareholder from delivering the Shareholder Shares to Parent or Acquisition upon exercise of the Option, or preventing or disabling Parent or Acquisition from exercising the Option or otherwise performing its obligations or exercising its rights under this Section 3.

          (d) In the event Parent or Acquisition exercises the Option, Parent or Acquisition shall give written notice (the "Exercise Notice") to Shareholder prior to the Option Expiration Date specifying the place and date (not later than ten (10) business days, nor earlier than one (1) business day, from the date of such notice) for the closing of such purchase. It shall be a condition precedent to the consummation of the purchase of the Option Shares that (i) the Exercise Notice shall be accompanied by a copy of the Exercise Notice sent to the Other Shareholder with respect to the Option granted by him to Parent and Acquisition and (ii) Parent or Acquisition shall have consummated the purchase of al of the Other Option Shares from the Other Shareholder concurrently with the consummation of the purchase of all of the Shareholder Shares. Upon receipt of such notice, Shareholder shall take or cause to be taken all step necessary to effect the sale and delivery of the Shareholder Shares to Parent or Acquisition at the place and date specified in the notice. At the closing of the purchase of the Shareholder Shares by Parent or Acquisition, (i) Parent or Acquisition, as the case mat be, shall pay to Shareholder the aggregate Exercise Price for the Shareholder Shares by bank check or wire transfer and (ii) Shareholder will deliver or cause to be delivered to Parent or Acquisition, as the case may be, a certificate or certificates representing the Shareholder Shares, duly endorsed or accompanied by stock powers duly endorsed in blank; provided that the obligation of Shareholder to deliver the Shareholder Shares.

          (e) In the event of any adjustment in the number of Shareholder Shares pursuant to Section 7, an appropriate and proportional adjustment shall be made to the per Share Exercise Price, such that the aggregate Exercise Price for all of the Shareholder Shares shall remain constant.

     4.   Appointment of Securityholder Agent.  Effective at the Effective Time,
          -----------------------------------
Shareholder hereby appoints David Y. Wong as the representative of such Shareholder (the "Securityholder Agent"), as the attorney-in-fact for and on behalf of such Shareholder, and the taking by the Securityholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him under the Merger Agreement or Escrow Agreement, including the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery of all or any portion of the Escrow Amount to Parent or Acquisition in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Securityholder Agent for the accomplishment of the forgoing and all of the other terms, conditions and limitations of the Merger Agreement and the Escrow Agreement.

     5.   Director Matters Excluded.  If Shareholder is a member of the Company
          -------------------------
Board, Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Shareholder with respect to any act or omission that Shareholder may undertake or authorize in his or her capacity as a member of the Company Board, including, without limitation, any vote that Shareholder may make as a director of the Company with respect to any matter presented to the Company Board, including without limitation with respect to any Third Party Acquisition presented to the Company Board.

     6.   Other Covenants, Representations and Warranties.  Shareholder hereby
          -----------------------------------------------
represents and warrants to and covenants with Parent and Acquisition as follows:

          (a)  Ownership of Shareholder Shares.  Shareholder is the Beneficial
               -------------------------------
Owner of all the Shareholder Shares. On the date hereof, the Shareholder Shares constitute all of the Shareholder Shares Beneficially Owned by Shareholder. Shareholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shareholder Shares, with no limitations, qualifications or restrictions on such rights.

          (b)  Power; Binding Agreement.  Shareholder has the legal capacity,
               ------------------------
power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or any court order to which Shareholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder.

          (c)  Restriction on Transfer, Proxies and Non-Interference.  Except as
               -----------------------------------------------------
expressly contemplated by this Agreement, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shareholder Shares or any Shareholder Shares of stock of any of the Company's subsidiaries (as defined in the Merger Agreement) Beneficially Owned by Shareholder (the "Subsidiary Shares") or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Shareholder Shares or Subsidiary Shares or deposit any Shareholder Shares or Subsidiary Shares into a voting trust or enter into a voting agreement with respect to any Shareholder Shares or Subsidiary Shares; or
(iii) take any action that would make any representation or warranty of Shareholder contained herein, untrue or incorrect or have the effect of preventing or disabling Shareholder from performing any of Shareholder's obligations under this Agreement or the Letter Agreement.

          (d)  Other Potential Acquirors. Shareholder, solely in his capacity as
               -------------------------
a shareholder of the Company, (i) shall immediately cease any existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company, or any business combination with the Company; (ii) from and after the date hereof until the earliest to occur of (A) the termination of the Merger Agreement in accordance with its terms, (B) the termination of this Agreement and (C) the Effective Time, shall not, in his capacity as a shareholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Shareholder or of which Shareholder otherwise has knowledge.

          (e)  Reliance by Parent and Acquisition.  Shareholder understands and
               ----------------------------------
acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     7.   Stop Transfer; Adjustments. Shareholder agrees with, and covenants to,
          --------------------------
Parent and Acquisition that Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shareholder Shares, and the Company may refuse to register any such transfer on its books and records, unless (i) such transfer is made solely for estate planning purposes or as gifts to members of his family, (ii) in connection with such transfer, the Shareholder obtains a written agreement, in a form reasonably acceptable to Parent, from the transferee by which the transferee expressly agrees to be bound and comply with this Agreement to the same extent as if such transferee was the Shareholder hereunder with respect to the Shares being transferred to it, and (iii) such transfer shall not cause the representations of Shareholder in the Letter Agreement, to be untrue. In the event of a stock dividend or distribution or any change in the capital stock or other securities of the Company by reason of any stock dividend, split-up, recapitalization, combination, exchange of Shareholder Shares or the like, the term "Shareholder Shares" shall be deemed to refer to and include the Shareholder Shares as well as all such stock dividends and distributions and any Shareholder Shares or other securities into which or for which any or all of the Shareholder Shares may be changed or exchanged.

     8.   Termination.  The proxy granted pursuant to Section 2 hereof and
          -----------
Shareholder's covenants and agreements contained herein with respect to the Shareholder Shares (other than the Option pursuant to Section 3) shall terminate upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, either by the Company or by Parent or Acquisition, as the case may be, and (b) the Effective Time. Shareholder's covenants and agreements with respect to the Option contained in Section 3 shall terminate upon the Option Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach or threatened breach by Shareholder of any representation, warranty, covenant, agreement or obligation set forth in this Agreement prior to such termination of this Agreement, the sole remedy of Parent and Acquisition shall be to (A) obtain equitable relief to prevent such breach, (B) obtain an order of specific performance requiring Shareholder to comply with his obligation and (C) exercise the Option.

     9.   Miscellaneous.
          -------------

          (a)  Entire Agreement. This Agreement constitutes the entire agreement
               ----------------
between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b)  Certain Events.  Shareholder agrees that this Agreement and the
               --------------
obligations hereunder shall attach to the Shareholder Shares and shall be binding upon any person to whom legal or beneficial ownership of any Shareholder Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shareholder Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          (c)  Assignment.  This Agreement shall not be assigned by operation of
               ----------
law or otherwise without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

          (d)  Amendments, Waivers, Etc.  This Agreement may not be amended,
               ------------------------
changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e)  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or sent by nationally-recognized overnight courier to each other party as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the fourth business day following that on which the piece of mail containing such communication is posted:

          if to Parent or Acquisition:   Virata Corporation
                                         2933 Bunker Hill Lane
                                         Santa Clara, California
                                         Telecopy: (408) 980-8271
                                         Attention: Andrew M. Vought

                with a copy to:          Gibson, Dunn & Crutcher LLP
                                         One Montgomery Street
                                         Telesis Tower
                                         San Francisco, CA 94104
                                         Telecopier: (415) 986-5309
                                         Attention: Gregory J. Conklin

            if to Shareholder, to:       David Y. Wong
                                         c/o D2 Technologies, Inc.
                                         104 W. Anapamu Street
                                         Santa Barbara, California 93101
                                         Telecopier: (805) 966-2144

                with a copy to:          Reicker, Clough, Pfau & Pyle LLP
                                         1421 State Street
                                         Santa Barbara, California 93101
                                         Telecopier: (805) 966-3320
                                         Attention: Michael Pfau

          (f)  Severability. Whenever possible, each provision of this Agreement
               ------------
will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g)  No Waiver. The failure of any party hereto to exercise any right,
               ---------
power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h)  Governing Law; Venue; Specific Performance; Waiver of Jury Trial.
               ----------------------------------------------------------------
THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the County of San Francisco in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(e) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or in California state court located in the County of San Francisco in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

     (j)  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     (k)  Further Assurances.  At the request of any party to another party or
          ------------------
parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement or the Option in accordance with its terms.


                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Parent, Acquisition and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                        VIRATA CORPORATION

                                        By:  /s/ Charles Cotton
                                           -------------------------------------
                                           Name: Charles Cotton
                                           Title: Chief Executive Officer


                                        VC ACQUISITION, INC.


                                        By:  /s/ Charles Cotton
                                           -------------------------------------
                                           Name: Charles Cotton
                                           Title: Chief Executive Officer

                                        SHAREHOLDER:

                                             /s/ David Y. Wong
                                        ----------------------------------------
                                             David Y. Wong